EXHIBIT 10.1

MAY 6, 1999

                              NDC AUTOMATION, INC.
                    ANNOUNCES RECEIPT OF PURCHASE ORDERS FOR
                          LASER GUIDED VEHICLE SYSTEMS

         CHARLOTTE, NC, MAY 6, 1999, NDC AUTOMATION, INC. ( OTC BULLETIN BOARD "AGVS", WWW.NDCA.COM) announced receipt of a purchase order from Harcon Engineering of Roseville, MI, for a turnkey Lazerway(R) LGVS (Laser Guided Vehicle System) to be installed at a new DaimlerChrysler facility in Detroit, Michigan. The order is for vehicles, controls hardware and software, engineering services and related equipment, and includes a $150,000 design order that the Company received in January this year. The Company also received an order recently from HK Systems of New Berlin, WI, a leading material handling system integrator, for the expansion of an existing LGVS installed in 1997 by NDCA at another DaimlerChrysler facility. Both orders combined totaled approximately $
2.3 million for the Company.

          " These orders confirm NDCA's role as a supplier of LGVS technology and solutions to this very prominent automotive manufacturer. We are extremely pleased and proud to cooperate with companies such as Harcon Engineering and HK Systems on these projects", says Ralph Dollander, President of NDC Automation, Inc.

         NDC Automation, Inc. provides an integrated package of controls technology and related products to be incorporated into and used to control Automatic Guided Vehicle Systems (AGVS). The Company also provides turnkey AGVS solutions to end-users and to system integrators. NDCA's controls hardware and software are designed for optimal flexibility and accuracy and are well suited for a broad range of vehicle types.

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FOR FURTHER INFORMATION CONTACT:

CLAUDE IMBLEAU    RALPH DOLLANDER
V.P. FINANCE      PRESIDENT